SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. )(1)


                              PRIME CELLULAR, INC.
                                (Name of Issuer)



                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)



                                     741916
                                 (CUSIP Number)


                                  May 29, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)




----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages

-------------------------------                     ----------------------------
CUSIP No. 741916                        13G               Page 2 of 5 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas Livelli
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES                  5         SOLE VOTING POWER
       BENEFICIALLY                              306,000
         OWNED BY                    -------------------------------------------
           EACH                        6         SHARED VOTING POWER
          PERSON                                 Not Applicable
         REPORTING                   -------------------------------------------
           WITH                        7         SOLE DISPOSITIVE POWER
                                                 306,000
                                     -------------------------------------------
                                       8         SHARED DISPOSITIVE POWER
                                                 Not Applicable
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     306,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                Page 2 of 5 Pages

Item 1(a).        Name of Issuer:

                  PRIME CELLULAR, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  100 First Stamford Pl.
                  Stamford, CT 06902

Item 2(a).        Name of Person Filing:

                  This Schedule 13G is filed on behalf of Thomas Livelli (the "Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  406 Grand Central Avenue
                  Lavelette, NJ 08735

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e).        CUSIP Number:

                  741916

Item 3.           Type of Reporting Person:

                  (a) - (j): Not Applicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box |X|


                                Page 3 of 5 Pages

Item 4.           Ownership:

                  (a)      Amount Beneficially Owned:

                           306,000

                  (b)      Percent of Class:

                           5.0%

                  (c) Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the
                                    vote:

                                    306,000

                           (ii)     shared power to vote or to direct the vote:

                                    Not Applicable

                           (iii) sole power to dispose or to direct the disposition of:

                                     306,000

                           (iv) shared power to dispose or to direct the disposition of:

                                    Not Applicable

Items 5-9.        Not Applicable


                                Page 4 of 5 Pages

Item 10. By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  June 8, 1998


                                                     /s/ Thomas Livelli
                                                     -------------------------
                                                     Thomas Livelli


                                Page 5 of 5 Pages